Exhibit 4.16

Private & Confidential
Dated 7 April 2015

THIRD SUPPLEMENTAL AGREEMENT
relating to a Loan of up to US$17,600,000
to
TASMAN SEAWAYS INC.
and
SANTON LIMITED
as joint and several Borrowers
provided by
 NATIONAL BANK OF GREECE S.A.

Contents

Clause		Page

1	Definitions	1

2	Agreement of the Bank	3

3	Amendments to the Principal Agreement and the Marine Guarantee	3

4	Representations and warranties	4

5	Conditions	5

6	Relevant Parties' confirmations	6

7	Expenses	6

8	Miscellaneous and notices	7

9	Applicable law	8

Schedule 1 Documents and evidence required as conditions precedent		9

THIS THIRD SUPPLEMENTAL AGREEMENT is dated 7 April 2015 and made BETWEEN:
(1)	TASMAN SEAWAYS INC., a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Tasman Borrower");
(2)	SANTON LIMITED, a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Santon Borrower" and, together with the Tasman Borrower, the "Borrowers");
(3)	AEGEAN BUNKERING SERVICES INC., a corporation incorporated under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 in its capacity as corporate guarantor (in such capacity the "Bunkering Guarantor") and as manager (in such capacity the "Manager");
(4)	AEGEAN MARINE PETROLEUM NETWORK INC., a corporation incorporated under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Marine Guarantor" and together with the Bunkering Guarantor the "Guarantors" and singly each a "Guarantor"); and
(5)	NATIONAL BANK OF GREECE S.A., a company incorporated under the laws of Greece having its registered office at 86 Aeolou Street, 102 32 Athens, Greece acting through its branch at 2 Bouboulinas & Akti Miaouli, 185 35 Piraeus, Greece (the "Bank").
WHEREAS:
(A)	this Agreement is supplemental to:
(a)	a loan agreement dated 27 October 2006 (the "Original Loan Agreement"), made between the Borrowers and the Bank, as supplemented and restated by a supplemental agreement dated 28 July 2010 (the "Supplemental Agreement") and as further amended and supplemented by a second supplemental agreement dated 12 May 2011 (the "Second Supplemental Agreement" and, together with the Original Loan Agreement and the Supplemental Agreement, the "Principal Agreement"), made between the Borrowers, the Bank, the Manager and the Guarantors, relating to a loan of up to Seventeen million six hundred thousand United States Dollars (US$17,600,000) advanced by the Bank to the Borrowers for the purposes stated therein, of which the principal amount outstanding at the date hereof is Ten million eight hundred and forty six thousand seven hundred and forty three United States Dollars and thirty two cents (US$$10.846.743,32); and
(b)	the Marine Guarantee (as defined below); and
(B)	this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrowers, provide its consent to certain changes to the Principal Agreement and the Marine Guarantee set out herein.
NOW IT IS HEREBY AGREED as follows:
1	Definitions
1.1	Defined expressions
Words and expressions defined in the Principal Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.
1.2	Definitions
In this Agreement, unless the context otherwise requires:

"Bunkering Guarantee" means the corporate guarantee dated 27 October 2006 executed by the Bunkering Guarantor in favour of the Bank;
"Effective Date" means the date, not later than 24 April 2015, when the Bank has received the documents and evidence specified in clause 5 and schedule 1 in form and substance satisfactory to it;
"Existing Documents" means the Principal Agreement and the Marine Guarantee and "Existing Document" means either of them;
"Guarantees" means together the Bunkering Guarantee and the Marine Guarantee and "Guarantee" means either of them;
"Loan Agreement" means the Principal Agreement as amended and supplemented by this Agreement;
"Marine Guarantee" means the corporate guarantee dated 27 October 2006 executed by the Marine Guarantor in favour of the Bank;
"Mortgage Addendum" means, in relation to each Mortgage over a Ship, the addendum to such Mortgage executed or (as the context may require) to be executed between the relevant Borrower and the Bank in such form as the Bank may require and "Mortgage Addenda" means either of them;
"Relevant Documents" means this Agreement, the Marine Guarantee and the Mortgage Addenda; and
"Relevant Parties" means, together, the Borrowers, the Guarantors and the Manager or, where the context so requires or permits, means any of them.
1.3	Principal Agreement and Marine Guarantee
1.3.1	References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.
1.3.2	References in the Marine Guarantee to "this Guarantee" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Marine Guarantee as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Marine Guarantee, shall be construed accordingly.
1.4	Headings
Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.
1.5	Construction of certain terms
Clauses 1.3 to 1.4 (inclusive) of the Principal Agreement shall apply to this Agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

2	Agreement of the Bank
2.1	Consent
The Bank, relying upon the representations and warranties made by each of the Relevant Parties contained in clause 4, agrees with the Borrowers that, with effect on the Effective Date and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 24 April 2015 of the conditions contained in clause 5 and schedule 1, the Bank consents to the amendment of the Principal Agreement and the Marine Guarantee on the terms set out in clause 3.
3	Amendments to the Principal Agreement and the Marine Guarantee
3.1	Amendments to the Principal Agreement
The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon the Bank and the Borrowers upon such terms as so amended):
3.1.1	by inserting in the correct alphabetical order in clause 1.2 of the Principal Agreement the following new definitions of "Capital Stock", "Change of Control" and "Third Supplemental Agreement":
""Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock, any and all equivalent ownership interests in any company, corporation, limited liability company, general partnerships, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture or other business organization and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt security convertible into or exchangeable for such interest;";
""Change of Control" means, at any time:
(a)	any Person or Group (as such terms are used in section13(d) of the U.S. Securities Exchange Act of 1934) who was not, as at the date of the Third Supplemental Agreement, a beneficial owner of the Corporate Guarantor (i) becomes the "beneficial owner" (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the total voting power or ownership interest of the Capital Stock of the Corporate Guarantor; or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Corporate Guarantor; or
(b)	during any period of twelve (12) consecutive months, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Corporate Guarantor cease to be occupied by Persons who either (i) were members of the board of directors of the Corporate Guarantor as at the date of the Third Supplemental Agreement, or (ii) were nominated for election by the board of directors of the Corporate Guarantor, a majority of whom were directors as at the date of the Third Supplemental Agreement or whose election or nomination for election was previously approved by a majority of such directors or directors elected in accordance with this paragraph (b) (ii); or
(c)	any of the Borrowers or the Manager ceases to be a wholly-owned Subsidiary of the Corporate Guarantor;" ; and
""Third Supplemental Agreement" means the agreement dated 7 April 2015 made between (1) the Borrowers, (2) the Corporate Guarantor, (3) the Manager and (4) the Bank supplemental to this Agreement;";
3.1.2	by amending the definitions of "Holding Corporate Guarantee" and "Supplemental Agreements" in clause 1.2 of the Principal Agreement to read as follows:

""Holding Corporate Guarantee" means the corporate guarantee dated 27 October 2006 as amended by the Supplemental Agreements and executed by the Corporate Guarantor in favour of the Bank;"; and
""Supplemental Agreements" means together the Supplemental Agreement, the Second Supplemental Agreement and the Third Supplemental Agreement;";
3.1.3	by deleting clause 7.1.10 (Shareholdings) of the Principal Agreement in its entirety;
3.1.4	by deleting clause 7.2.19 (Shareholdings) of the Principal Agreement in its entirety; and
3.1.5	by deleting clause 10.1.26 (Shareholdings) of the Principal Agreement in its entirety and replacing it with the following new clause:
"10.1.26 Change of Control: a Change of Control occurs; or".
3.2	Amendments to Marine Guarantee
The Marine Guarantee shall, with effect on and from the Effective Date, be (and it is hereby) amended by deleting clause 5.2.6 in its entirety; and by replacing the punctuation and words ";or" at the end of clause 5.2.5, with ".", and the Marine Guarantee (as so amended) will continue to be binding upon each of the parties thereto upon such terms as so amended).
3.3	Continued force and effect
Save as amended by this Agreement, the provisions of each of the Existing Documents shall continue in full force and effect and this Agreement together with each of the Existing Documents shall, in each case, be read and construed as one instrument.
4	Representations and warranties
4.1	Primary representations and warranties
Each of the Relevant Parties represents and warrants to the Bank that:
4.1.1
Existing representations and warranties

each of the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of the Marine Guarantee were true and correct on the date of the Principal Agreement and the Marine Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2
Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3
Binding obligations

the Relevant Documents to which each of the Relevant Parties is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their respective terms;

4.1.4	No conflict with other obligations
the execution, delivery and performance of the Relevant Documents to which each of the Relevant Parties is or is to be a party by such Relevant Party will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which it is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of its constitutional documents or (iv) result in the creation or imposition of or oblige it to create any Encumbrance (other than a Permitted Encumbrance) on any of its undertaking, assets, rights or revenues;
4.1.5	No filings required
 save for the registration of the Mortgage Addenda with the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;
4.1.6	Choice of law
the choice of English law to govern the Relevant Documents (other than the Mortgage Addenda) and the choice of Liberian or Panamanian law, as the case may be, to govern the Mortgage Addenda, and the submission by each of the Relevant Parties therein and herein to the non-exclusive jurisdiction of the English courts, are valid and binding; and
4.1.7	Consents obtained
every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or is to be a party or the performance by any Relevant Party of its obligations under the Relevant Documents to which it is a party has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.
4.2	Repetition of representations and warranties
Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 7 of the Loan Agreement and clause 4 of the Marine Guarantee shall be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.
5	Conditions
5.1	Documents and evidence
The agreement of the Bank provided in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.
5.2	General conditions precedent
The agreement of the Bank referred to in clause 2 shall be further subject to:
5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and
5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent
The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.
6	Relevant Parties' confirmations
6.1	Guarantees
Each of the Guarantors hereby confirms its consent to the amendments to the Existing Documents and the other arrangements contained in this Agreement and further acknowledges and agrees that:
6.1.1	the Guarantee to which such Guarantor is a party, and its obligations thereunder, shall remain and continue in full force and effect notwithstanding the said amendments to the Existing Documents and the other arrangements contained in this Agreement; and
6.1.2	with effect from the Effective Date references in the Existing Documents to the "Agreement" or the "Loan Agreement" (or such other equivalent or similar references) shall henceforth be references to the Principal Agreement as amended and supplemented by this Agreement and as from time to time hereafter amended, and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.
6.2	Security Documents
Each of the Relevant Parties hereby confirms its consent to the amendments to the Existing Documents, and the other arrangements contained in this Agreement and further acknowledges and agrees that:
6.2.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain and continue in full force and effect notwithstanding the said amendments made to the Existing Documents by this Agreement and the other arrangements contained in this Agreement; and
6.2.2	with effect from the Effective Date, references in the Security Documents to which it is a party to "the Agreement" or "the Loan Agreement" (or such other equivalent or similar references), shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.
7	Expenses
7.1	Expenses
The Borrowers agree, jointly and severally, to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:
7.1.1	in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and any of the other Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, this Agreement or any of the other Relevant Documents;
7.1.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or any of the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, and together with interest at the rate and in the manner referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

7.2	Value Added Tax
All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.
7.3	Stamp and other duties
The Borrowers agree, jointly and severally, to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and any of the other Relevant Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers or either of them to pay such duties or taxes.
8	Miscellaneous and notices
8.1	Notices
Every notice, request, demand or other communication under this Agreement shall:
8.1.1	be in writing, delivered personally or by first-class prepaid letter (airmail if available) or telefax or other means of telecommunication in permanent written form;
8.1.2	be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or, if the time of despatch is after the close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day); and
8.1.3	be sent:
(a)	if to any of the Relevant Parties at:

c/o Aegean Bunkering Services Inc.

10 Akti Kondyli
185 45 Piraeus
Greece

	Fax no:	+30 210 458 6242
	Attention:	The Directors

(b)	if to the Bank at:

National Bank of Greece S.A.
2 Bouboulinas Street & Akti Miaouli
185 35 Piraeus
Greece

	Fax No:	+30 210 414 4119
	Attention:	Corporate Manager

8.2	Counterparts
This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Borrowers' obligations
Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by this Agreement notwithstanding that the other Borrower which was intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Borrower whether or not the deficiency is known to the Bank. The Bank shall be at liberty to release any of the Borrowers from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Borrowers without prejudicing or affecting the rights and remedies of the Bank against the other Borrower.
9	Applicable law
9.1	Law
This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.
9.2	Submission to jurisdiction
Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Relevant Parties or any of them or any of their assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present of Old Jarretts Farmhouse, Brantridge Lane, Balcombe, West Sussex RH17 6JR, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).
9.3	Contracts (Rights of Third Parties) Act 1999
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1
Documents and evidence required as conditions precedent
 (referred to in clause 5.1)
1	Corporate authorisations
In relation to each of the Relevant Parties:
(a)	Constitutional documents
a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents of each Relevant Party, certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;
(b)	Resolutions
copies of resolutions of each of its board of directors and, if required, its shareholders/stockholders, approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of the Relevant Parties, as:
(i)	being true and correct;
(ii)	being duly passed at meetings of the directors of such Relevant Party and of the shareholders/stockholders of such Relevant Party each duly convened and held;
(iii)	not having been amended, modified or revoked; and
(iv)	being in full force and effect, together with originals or certified copies of any powers of attorney issued by such Relevant Party pursuant to such resolutions; and
(c)	Certificate of incumbency
a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;
2	Relevant Documents
each of the Relevant Documents, duly executed;
3	Consents
a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery, and performance of the Relevant Documents to which it is or is to be a party;
4	Mortgage Addenda registration
evidence that the Mortgage Addenda have been registered through the relevant Registry;

5	Legal opinions
(a)	legal opinion of Messrs Patton Moreno & Asvat, special legal advisers on matters of Panamanian law to the Bank; and
(b)	legal opinion of Messrs Reeder & Simpson, special legal advisers on matters of Marshall Islands law and Liberian law to the Bank;
6	Process agent
an original or certified true copy of a letter from the agent of each Relevant Party's agent for receipt of service of proceedings accepting its appointment under the Relevant Documents in which it is or is to be appointed as such Relevant Party's process agent;
7	Registration forms
 such statutory forms duly signed by the Borrowers as may be required by the Bank to perfect the security contemplated by the Mortgage Addenda; and
8	Further matters or opinions
any such other matter or other opinion as may be required by the Bank.

Borrowers

EXECUTED as a DEED by O. Koraki		)
for and on behalf of		)	/s/ O. Koraki
TASMAN SEAWAYS INC.		)	Attorney-in-fact
as Borrower		)
in the presence of:		)

/s/ Anthony G. Paizes
Witness
Name:	Anthony G. Paizes
Solicitor
Address:	Norton Rose Fulbright Greece
1 Palea Leof. Posidonos & 3 Moratini Str.
Delta Paleo Faliro, Athens, Greece
Occupation:

EXECUTED as a DEED by O. Koraki		)
for and on behalf of		)	/s/ O. Koraki
SANTON LIMITED		)	Attorney-in-fact
as Borrower		)
in the presence of:		)

/s/ Anthony G. Paizes
Witness
Name:	Anthony G. Paizes
Solicitor
Address:	Norton Rose Fulbright Greece
Palea Leof. Posidonos & 3 Moratini Str.
Delta Paleo Faliro, Athens, Greece
Occupation:

Bank

SIGNED by	A. Gerakaris	)	/s/ A. Gerakaris
and by	L. Kalyvas	)	Authorised Signatory
for and on behalf of		)
NATIONAL BANK OF GREECE S.A.		)	/s/ L. Kalyvas
as Bank		)	Authorised Signatory

Security Parties

EXECUTED as a DEED by O. Koraki		)
for and on behalf of		)	/s/ O. Koraki
AEGEAN BUNKERING SERVICES INC.		)	Attorney-in-fact
as Manager and Guarantor		)
in the presence of:		)

/s/ Anthony G. Paizes
Witness
Name:	Anthony G. Paizes
Solicitor
Address:	Norton Rose Fulbright Greece
Palea Leof. Posidonos & 3 Moratini Str.
Delta Paleo Faliro, Athens, Greece
Occupation:

EXECUTED as a DEED by O. Koraki		)
for and on behalf of		)	/s/ O. Koraki
AEGEAN MARINE PETROLEUM NETWORK INC.		)	Attorney-in-fact
as Guarantor		)
in the presence of:		)

/s/ Anthony G. Paizes
Witness
Name:	Anthony G. Paizes
Solicitor
Address:	Norton Rose Fulbright Greece
Palea Leof. Posidonos & 3 Moratini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: